June 3, 2005


VIA USMAIL and FAX (303) 300-3273
Mail Stop 4561

Mr. Paul J. McAuliffe
Director, Executive Vice President and Chief Financial Officer
AIMCO Properties, L.P.
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

Re:	AIMCO Properties, L.P.
Form 10-K for the year ended 12/31/2004
File No. 000-24497


Dear Mr. Paul J. McAuliffe:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Jorge Bonilla
Staff Accountant








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